                                                                        DELOITTE
Deloitte & Touche Gmbh                                                   &TOUCHE
Wirtschaftsprufungsgesellschaft


                                                                    EXHIBIT 99.2
                                                 FINANCIAL STATEMENTS OF "SAALE"

INDEPENDENT AUDITORS' REPORT


To the Shareholders of
Saale Energie GmbH
Schkopau, Germany


We have audited the accompanying balance sheets of Saale Energie GmbH (SEG) as of December 31, 2000 and 1999, and the related statements of income and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of SEG's management. Our responsibility is to express an opinion of these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Germany and the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Saale Energie GmbH as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in Germany.

Generally accepted accounting principles in Germany vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected the results of operations for the years ended December 31, 2000, 1999 and 1998 and shareholders' equity as of December 31, 2000 and 1999 to the extent summarized in NOTE C to the financial statements.

As discussed in note P to the financial statements, SEG is in an arbitration proceeding against SEG filed by its sole customer. The customer is seeking a reduction of the capacity prices by about 70% and the variable price by about 40% of the current price.



/s/ DELOITTE & TOUCHE GmbH
-----------------------------------------
DELOITTE & TOUCHE GmbH
Wirtschaftsprufungsgesellschaft

Halle, Germany
March 30, 2001

                               SAALE ENERGIE GmBH

                                 BALANCE SHEETS
                                (in thousands DM)


                                                                                   AT DECEMBER 31,              AT DECEMBER 31,
                                                               Note                     2000                         1999
                                                              ------               ---------------              ---------------
ASSETS

       Outstanding contributions                                                               713                          713

       NON-CURRENT ASSETS

       Fixed assets
       Tangible assets
           Factory and office equipment                       B                                  0                            0
       Financial assets
       1. Shares in affiliated companies                      B, E                              49                           49
       2. Participations                                      B, E                         204,193                      204,193
       3. Loans to participations                             B, F                          94,191                       94,671
       4. Loans to shareholding companies                     B, G                          83,902                       80,522
                                                                                           -------                      -------
       TOTAL NON-CURRENT ASSETS                                                            382,335                      379,435

       CURRENT ASSETS

       Inventories
           Raw materials and supplies                         B                                800                          763
       Receivables and other assets
       1. Trade receivables                                   B, H                          23,092                       22,268
       2. Receivables from participations                     B, H                             499                          927
       3. Other assets                                        B, H                           1,629                        2,735
       Bank balances                                          B                             70,220                       48,243
                                                                                           -------                      -------
       TOTAL CURRENT ASSETS                                                                 96,240                       74,936
                                                                                           -------                      -------
TOTAL ASSETS                                                                               479,288                      455,084
                                                                                           =======                      =======


SHAREHOLDERS' EQUITY AND LIABILITIES

       SHAREHOLDERS' EQUITY                                   I

       Subscribed capital                                                                    1,000                        1,000

       Capital reserve                                                                       1,910                        1,910

       Retained income                                                                      54,833                       23,888
                                                                                           -------                      -------
       TOTAL SHAREHOLDERS' EQUITY                                                           57,743                       26,798


       Accruals
       1.  Taxation accruals                                  B, J                           4,692                          800
       2.  Other accruals                                     B                              1,051                          106


       Liabilities
       1. Trade payables                                      B, K                           3,833                        3,383
       2. Payables to shareholding companies                  B, K                               0                           67
       3. Payables to affiliated companies                    B, K                               0                          390
       4. Payables to participations                          B, K                         409,512                      376,657
       5. Other payables                                      B, K                           2,457                       46,883
                                                                                           -------                      -------
TOTAL SHAREHOLDERS' EQUITY AND LIABILITIES                                                 479,288                      455,084
                                                                                           =======                      =======


               See accompanying Notes to the Financial Statements

                               SAALE ENERGIE GmBH

                              STATEMENTS OF INCOME
                                (in thousands DM)


                                                                      YEAR ENDED              YEAR ENDED             YEAR ENDED
                                                                     DECEMBER 31,            DECEMBER 31,           DECEMBER 31,
                                                        NOTES            2000                    1999                   1998
                                                       --------      ------------            ------------           ------------
   Sales revenue                                          D               232,412                 222,442                218,642
   Other operating income                                                      83                     175                     27
                                                                          -------                 -------                -------

   Total revenue                                                          232,495                 222,617                218,669
                                                                          -------                 -------                -------

   Cost of materials                                      D               207,652                 208,864                215,763
   Depreciation of tangible fixed assets                                        0                       0                      1
   Other operating expenses                                                 3,202                   1,342                  1,112
                                                                          -------                 -------                -------

   Total operating expenses                                               210,854                 210,206                216,876
                                                                          -------                 -------                -------

   Result of operations                                                    21,641                  12,411                  1,793

   Income from companies in which
      participations are held                                               4,748                   8,667                  8,515
   Interest income (net)                                  N                 8,448                   4,946                  2,280
                                                                          -------                 -------                -------

   Results of ordinary activities                                          34,837                  26,024                 12,588

   Extraordinary income (expense)                         O                     0                     574                 -4,856
                                                                          -------                 -------                -------

   Profit before taxes on income                                           34,837                  26,598                  7,732

   Taxes on income                                        J                 3,892                     800                      0
                                                                          -------                 -------                -------

   Net income for the year                                                 30,945                 -25,798                  7,732
                                                                           ======                 =======                =======


               See accompanying Notes to the Financial Statements

                               SAALE ENERGIE GmBH

                            STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS DM)


                                                                  YEAR ENDED              YEAR ENDED              YEAR ENDED
                                                                 DECEMBER 31,            DECEMBER 31,            DECEMBER 31,
                                                                     2000                    1999                    1998
                                                                 ------------            ------------            ------------
Cash flows from operations:
Net income for the year                                                30,945                  25,798                   7,732

Adjustments to reconcile the net income to the cash provided by operations:

      Depreciation on tangible assets                                       0                       0                       1
      Changes in assets and liabilities:
          Inventories                                                     -37                      84                    -133
          Trade receivables                                              -824                     237                  -3,645
          Receivables from participations                                 428                    -927                       0
          Taxation accruals                                             3,892                     800                       0
          Other accruals                                                  945                  -3,186                   3,212
          Trade payables                                                  450                    -557                     400
          Other liabilities, primarily payables to participations      32,318                  54,279                  84,717
          Other                                                        -2,274                     894                    -610
                                                                      -------                 -------                 -------

CASH PROVIDED BY OPERATING ACTIVITIES                                  65,843                  77,422                  91,674
                                                                      -------                 -------                 -------

Cash flows from investing activities:
      Disbursement of loans to participations                               0                 -10,871                       0
      Collection of loans to participations                               480                       0                       0
      Disbursement of advances to shareholding companies                    0                 -80,000                       0
                                                                      -------                 -------                 -------

CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES                          480                 -90,871                       0
                                                                      -------                 -------                 -------

Cash flows from financing activities:
     Repayment of other payable                                       -44,346                       0                       0
     Distribution of capital reserves                                       0                 -46,131                       0
     Proceeds from loans                                                    0                       0                    -373
                                                                      -------                 -------                 -------

CASH USED FOR FINANCING ACTIVITIES                                    -44,346                 -46,131                    -373
                                                                      -------                 -------                 -------

INCREASE (DECREASE) IN CASH                                            21,977                 -59,580                  91,301

CASH AT BEGINNING OF YEAR                                              48,243                 107,823                  16,522
                                                                      -------                 -------                 -------

CASH AT END OF YEAR                                                    70,220                  48,243                 107,823
                                                                      =======                 =======                 =======


               See accompanying notes to the Financial Statements

                               SAALE ENERGIE GmBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


NOTE A   ORIGINATION AND NATURE OF BUSINESS

ORIGINATION: According to the Articles of Association, Saale Energie GmbH ("SEG") was established on November 11, 1993. The company is owned 50% by NRGenerating International B.V., Amsterdam and 50% by PowerGen Holdings B.V., Rotterdam.

NATURE OF BUSINESS: The operations of SEG include activities relating to the direct and indirect acquisition, ownership, administration and operation of power generating facilities located in Schkopau, including the purchase of fuel and the sale of energy produced in the facilities. The business of the company further includes activities relating to the supply of management, maintenance and consulting services in respect of power stations and related plants. The company is authorized to take all other actions and engage in all other businesses, which appear to be necessary and useful, in order to carry into effect the purpose of the company.


NOTE B   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The financial statements of SEG have been prepared in accordance with the German Commercial Code, which represents accounting principles generally accepted in Germany ("German GAAP"). German GAAP vary in certain significant respects from accounting principles generally accepted in the United States of America ("US GAAP"). Application of US GAAP would have affected the results of operations for the years ended December 31, 2000, 1999 and 1998 and shareholders' equity at December 31, 2000 and 1999 to the extent summarized in NOTE C to the financial statements. All amounts herein are shown in thousands of Deutsche Mark ("TDM") unless otherwise stated.

On January 1, 1999, the Euro was introduced as the common legal currency of 11 member states of the European Economic and Monetary Union, including Germany. SEG will adopt the Euro as its reporting currency in its Financial Statements and will translate all German marks (DM) amounts at the fixed exchange rate for German marks to Euro as of January 1, 2002.

CONSOLIDATION: SEG does not prepare German GAAP consolidated financial statements. SEG owns a 98% share of its affiliated company (subsidiary) Saale Energie Service GmbH ("SES"). The investment in SES is included at cost in SEG's financial statements. Furthermore, SEG holds a 41.9% share in the Kraftwerk Schkopau GbR ("GbR") and a 44.4% share in the Kraftwerk Schkopau Betriebsgesellschaft mbH. These companies are included at cost and referred to as participations in these financial statements.

                               SAALE ENERGIE GmBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

TOTAL COST METHOD: The statement of operations is presented according to the total cost (or type of expenditure) format as commonly used in Germany. According to this format, production and all other expenses incurred during the period are classified by type of expenses.

REVENUE RECOGNITION: Revenue is recognized when title passes or services are rendered, net of discounts, customer bonuses and rebates granted.

FIXED ASSETS: Fixed tangible assets are recorded on the basis of acquisition or manufacturing cost and subsequently reduced by scheduled depreciation charges over the assets' useful lives.

FINANCIAL ASSETS: The long-term loans and investments are recorded at cost.

INVENTORIES: Inventories are accounted for at acquisition cost or lower market value.

RECEIVABLES AND OTHER ASSETS: All receivables are valued at cost net of reasonable valuation allowances.

CASH: Cash includes cash-on-hands, checks, bank accounts and time deposits.

FAIR VALUE OF FINANCIAL INSTRUMENTS: The fair value of cash, accounts payable and receivable as well as short term borrowings approximates book value because of the short maturity period and interest rates approximating market rates. The Company has determined the estimated fair value of long-term debts by using available market information and generally accepted valuation methodologies. The use of different market assumptions or estimation methodologies could have a material effect on the estimated fair value amounts.

ACCRUALS AND LIABILITIES: Accruals have been recorded for known obligations at the balance sheet date at the amounts of the estimated liabilities. Liabilities are valued their repayment amounts.

                               SAALE ENERGIE GmBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


Per Share Amounts: SEG has issued common stock and its ownership shares are not public traded. Per share amounts are not disclosed in the financial statements.

EXTRAORDINARY ITEMS: These are non-recurring income and expenses, which do not result from the ordinary activities of the company. The extraordinary income and expenses are disclosed in NOTE O to the financial statements.


NOTE C   SIGNIFICANT DIFFERENCES BETWEEN GERMAN AND UNITED STATES
         GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

SEG's financial statements comply with German GAAP, which differs in certain significant respects from US GAAP. The significant differences that would have a significant effect on net income and shareholders' equity of SEG are set out below.

1. Consolidation

SEG is not required to prepare consolidated financial statements according to the German Commercial Code. If US GAAP were applied, SEG would be required to prepare consolidated financial statements, which would include the financial statements of SES.

US GAAP financial statements would therefore include the current year's operating results of SES, net of minority interests, and would exclude dividends received from SES from its income statement.

2. Accounting for long term service and supply agreements

For German GAAP purposes, the amounts billed to SEG resulting from the use and benefit agreement between SEG and GbR are recorded as expenses of the period. Parallel, the amounts attributable to the long-term electricity supply contract with the company's sole customer, are recorded as revenue in the period they are invoiced (see NOTE D).

In accordance with US GAAP, these agreements would be considered as leasing agreements. The use and benefit agreement would be considered a capital lease, and the long-term sales agreement, as it relates to capacity availability, would be treated as a direct financing lease arrangement. The revenues and expenses recorded based upon current billings would be replaced by the amortization of unearned direct finance lease income and interest expense on lease obligations in accordance with US GAAP.

                               SAALE ENERGIE GmBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


The net present value of the minimum lease payments to be received by SEG under the terms of the agreement amounts to TDM 784,260, whereas the net present value of the lease obligation payable by SEG over the remaining minimum period of 20 years is TDM 391,512 as of December 31, 2000.

3. Outstanding contributions from the shareholders

As of December 31, 2000, outstanding contributions from shareholders amounted to TDM 713, which were not deducted from shareholders' equity in the German financial statements. The shareholders' equity for US GAAP purposes has to be reduced by the outstanding contributions.

4. Income taxes

Under German GAAP, SEG did not accrue for corporate income tax, because the accumulated tax losses of prior years exceed the pre-tax income for the 2000 financial year. SEG raised an accrual in respect of municipal trade tax during the 2000 financial year (TDM 4,250). Deferred tax assets and liabilities have not been recorded, because under German GAAP, they are only required to be recognized to the extent that the deferred tax liabilities exceed the deferred tax assets. Deferred tax assets are not recorded for accumulated tax losses brought forward.

For purposes of US GAAP accounting the financial values differ significantly from the tax basis mainly due to the application of lease accounting.

                               SAALE ENERGIE GmBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


Significant components of SEG's deferred tax liabilities and assets as of December 31, 2000 and 1999, that would have resulted from accumulated tax losses and temporary differences between the US GAAP financial statement basis and tax basis of assets and liabilities are summarized as follows:

                                                       12/31/2000                12/31/1999
                                                           TDM                       TDM
                                                       ----------                ----------
Deferred tax liability:
   lease accounting                                       133.300                   170.423
                                                          -------                   -------
   Total deferred liability                               133.300                   170.423
                                                          -------                   -------

Deferred tax assets:
   accumulated tax losses                                   9.154                    30.395
   investment in GbR                                        1.814                     4.566
                                                          -------                   -------
   Total deferred asset                                    10.968                    34.961
                                                          -------                   -------

                                                          -------                   -------
Net deferred tax liability                                122.332                   135.462
                                                          =======                   =======



The September 2000 change in tax laws resulted in a decrease of the corporate income tax rate to 25%. This resulted in a reduction of the net deferred tax liability by TDM 43.803.

                               SAALE ENERGIE GmBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


RECONCILIATION TO US GAAP

The following is a summary of the significant adjustments to net income for 2000, 1999 and 1998 which would have been be required if US GAAP had been applied instead of German GAAP.

                                                        Year ended        Year ended         Year ended
                                                       December 31,      December 31,       December 31,
                                                           2000              1999               1998
                                             Items         TDM               TDM                TDM
                                             -----     ------------      ------------       ------------
Net income as reported in the statement
of income under German GAAP                                  30.945            25.798              7.732

     Consolidation of SES                      1.               -63              -744                134
     Lease adjustment                          2.            20.948            33.292             83.757
     Deferred taxes                            4.            13.130           -21.829            -58.910
                                                             ------           -------            -------
Net income in accordance with US GAAP                        64.960            36.517             32.713
                                                             ======            ======            =======

                               SAALE ENERGIE GmBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


The following is a summary of the significant adjustments to shareholders' equity as of December 31, 2000 and 1999 which would have been required if US GAAP had been applied instead of German GAAP.

                                                                    Year ended              Year ended
                                                                   December 31,            December 31,
                                                                       2000                    1999
                                                       Items           TDM                     TDM
                                                       -----       ------------            ------------
Shareholders' equity as reported in the
balance sheet under German GAAP                                          57.743                  26.798

Adjustments required to conform with US GAAP:

    Consolidation of SES                                 1.               1.027                   1.090
    Lease adjustment                                     2.             241.299                 220.351
    Outstanding contributions                            3.                -713                    -713
    Deferred taxes                                       4.            -122.332                -135.462
                                                                      ---------               ---------
Shareholders' equity  in
accordance with US GAAP                                                 177.024                 112.064
                                                                      =========               =========


NOTE D   LONG-TERM SALES AND SERVICE AGREEMENTS

According to the long-term electricity supply contract between SEG and its sole customer, SEG supplies its total available electricity capacity to this customer. The contract has a term of 25 years starting at the date of commissioning of the power plant. The customer is obliged to pay on a monthly basis a price that covers (1) the availability of power supply capacity and (2) the operating costs incurred to produce the electricity. The customer has agreed to make minimum payments of TDM 2,392,322 over the period of the agreement (25 years). SEG's entire sales in 2000, 1999 and 1998 were made to this customer, except for an amount of TDM 232, which was invoiced to the Kraftwerk Schkopau Betriebsgesellschaft mbH (KSB) in 1999 for start-up operating losses and own power consumption incurred in the power plant during 1998. We refer to Note P.

                               SAALE ENERGIE GmBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


SEG closed a use and benefit agreement with Kraftwerk Schkopau GbR under which GbR grants SEG a notional share of 400 MW (power share) in the total net capacity of the power station for its sole use. The SEG power share encompasses all plant and equipment of the power station. In return SEG is obliged to pay all costs of the GbR related to the SEG-power share as stipulated in the agreement plus a profit margin plus value added tax. Such billings amounted to TDM 112.228, TDM 122,752 and TDM 133,412 in 2000, 1999 and 1998, respectively.

In order to manage and operate its share in the power plant, SEG closed a contract with Kraftwerk Schkopau Betriebsgesellschaft mbH (KSB). SEG commissions KSB with the conversion of coal using its power share of 400 MW of the Schkopau power plant, and KSB accepts responsibility for all costs of operating and maintaining the power plant. In terms of the contract SEG is obliged to pay for KSB's services. The management fees levied by the KSB amounted to TDM 61.606, TDM 57,274 and TDM 54,779 in 2000, 1999 and 1998, respectively.


NOTE E   INVESTMENTS IN SUBSIDIARIES AND PARTICIPATIONS

SEG holds a 98% share in Saale Energie Services GmbH (SES). The investment is accounted for at its historical acquisition cost of TDM 49. The business of the company is to supply management, maintenance and consulting services in respect of power stations and related plants, especially for the power stations of the Mitteldeutsche Braunkohlengesellschaft mbH (MIBRAG) and its affiliated companies.

SEG holds a 41.9% participation in the GbR, which owns the Schkopau power plant, at the historical cost value of TDM 204,193. SEG's provisional share of 41.1% was adjusted to 41.9% as determined at the GbR shareholders meeting of May 28, 1998. The final "asset split" agreement was signed on September 30, 1999 (see NOTE O).

SEG's 44.4% share in the Kraftwerk Schkopau Betriebsgesellschaft mbH (KSB) has been recorded at the historical acquisition cost of TDM 22. SEG has assigned its share in KSB to PwC Deutsche Revision AG as security for the other partner in the GbR.

                               SAALE ENERGIE GmBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


NOTE F   LOANS TO KRAFTWERK SCHKOPAU GbR

In terms of the loan agreement between the participants of the GbR, SEG is required to grant a loan of up to TDM 83,800 to GbR. The full amount has been drawn as of December 31, 2000. The loan is unsecured and bears interest at a fixed rate of 7% p.a. The interest on the loan for 2000 of TDM 5,866 was set-off from the payables to the GbR (see NOTE K). The loan has been granted for an indefinite period and the repayment terms are not fixed.

As a result of the asset split transaction, SEG was required to grant additional loans amounting to TDM 10.871 to the GbR. The loans are unsecured and bear interest at fixed rates between 4,75% and 7,79% per annum. The interest on the loans for 2000 amounted to TDM 721. The related interest receivable of TDM 499 is disclosed as receivables from participations (GbR). The accounting treatment of the asset split transaction is disclosed in NOTES N and O.


NOTE G   LOANS TO SHAREHOLDING COMPANIES

SEG entered into agreements with NRGenerating International B.V. and PowerGen International Ltd. on 10/21/1999 to make loans of TDM 40.000 to each. The advances plus accrued interest are repayable on 12/31/2005. The advances bear interest at the Euribor rate plus a margin. The margins amount to 0% in respect of the PowerGen advance and 0,275% in respect of the NRG advance. The interest on the advances for 2000 of TDM 3,380 was added to the loan balance.


NOTE H   RECEIVABLES AND OTHER ASSETS

Net trade receivables of TDM 23,091 and TDM 22,268 as reported on December 31, 2000 and 1999, respectively, relate to power supplied to the company's sole customer.

The receivables from participations include interest on the additional loans from the asset split to the GbR (TDM 499).

The other assets are mainly receivables from tax authorities.

                               SAALE ENERGIE GmBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


NOTE I   CHANGE IN SHAREHOLDERS' EQUITY

Shareholders' Equity


                                                                             Balance sheet
                                              Subscribed       Capital         profit/
                                                capital        reserve        net profit        Total
                                              ----------       -------       -------------      -----
BALANCE AS OF JANUARY 1, 1998                      1.000        48.041              -9.642     39.399

Net profit 1998                                                                      7.732      7.732
                                                   -----       -------             -------    -------
BALANCE AS OF DECEMBER 31, 1998                    1.000        48.041              -1.910     47.131

Net profit 1999                                                                     25.798     25.798
Transfer from Capital Reserves                                                     -46.131    -46.131
Distribution to Shareholders                                   -46.131              46.131          0
                                                   -----       -------             -------    -------
BALANCE AS OF DECEMBER 31, 1999                    1.000         1.910              23.888     26.798
                                                   =====       =======             =======    =======

Net profit 2000                                                                     30.945     30.945
                                                   -----       -------             -------    -------
BALANCE AS OF DECEMBER 31, 2000                    1.000         1.910              54.833     57.743
                                                   =====       =======             =======    =======

                               SAALE ENERGIE GmBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


NOTE J   TAXATION ACCRUALS

An accrual of TDM 800 was raised for municipal trade tax in respect of 1999, and of TDM 4,250 in respect of 2000. In 2000, TDM 358 of the prior year accrued for municipal trade tax was released. Thus, the resulting net trade tax expense in 2000 amounted to TDM 3.892.

NOTE K   LIABILITIES

The maturity periods of the liabilities are as follows:

                                           Total                           Maturity      Maturity             Total
                                         balance as       Maturity          period       period of         balance as
                                            of         period of less      between 1     more than             of
                                         12/31/2000      than 1 year      and 5 years     5 years          12/31/1999
                                            TDM             TDM              TDM            TDM               TDM
                                        -----------    --------------     -----------    ---------         ----------
1)  Trade payables                            3.833             3.833               0            0              3.383

2)  Payables to shareholding companies            0                 0               0            0                 67

3)  Payables to affiliated companies              0                 0               0            0                390

4)  Payables to companies in which
      participations are held               409.512           136.351         230.510       42.651            376.657

5)  Other liabilities                         2.457             2.457               0            0             46.883
                                            -------           -------         -------       ------            -------
                                            415.802           142.641         230.510       42.651            427.380
                                            =======           =======         =======       ======            =======

                               SAALE ENERGIE GmBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


to 4)

The liability as of December 31, 2000 and 1999 consists of the following:


                                                   12/31/2000              12/31/1999
                                                      TDM                     TDM
                                                   ----------              ----------
a)   Kraftwerk Schkopau GbR (GbR)                     402.225                 370.862

b)   Kraftwerk Schkopau
     Betriebsgesellschaft mbH (KSB)                     7.287                   5.795
                                                      -------                 -------
                                                      409.512                 376.657
                                                      =======                 =======

a) The payables to GbR comprise the following components:

TDM 359,574 (in 1999, TDM 328,211) refers to the fees related to the use and benefit agreement and represent SEG's share in the power plant's expenses. The gross fees payable was reduced by the interest on the GbR loans, the share in the profit of the GbR as well as cash calls by the GbR.

TDM 42,651 (in 1999, TDM 42,651) results from SEG's obligation to reimburse its share in the shortfall achieved in the 1995 financial statement of the GbR as well as the shortfall achieved in 1996 up to the commissioning date of the power plant (March 31, 1996). In accordance with the terms of the asset split agreement TDM 1,102 was paid during 1999.

The payables to the GbR are interest free.

b) The liability to the KSB mainly arises from the coal conversion contract between SEG and KSB. See NOTE D.

to 5)

The other owner of the GbR granted a loan of up to TDM 50 million to SEG for purposes of funding the interest due during the construction period of the power plant. A variable interest rate of 3 months Libor plus 2% p.a. was charged during 1999 and 1998. SEG has paid back the loan early in 2000.

                               SAALE ENERGIE GmBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


NOTE L   OTHER FINANCIAL COMMITMENTS

For financial commitments relating to the leased assets and lease commitments see note C.


NOTE M   RELATED PARTY TRANSACTIONS

SEG and MIBRAG, a related company with common shareholders NRG Energy Inc. and PowerGen plc., closed a long-term coal supply agreement. Under the terms of this agreement MIBRAG delivers lignite to the power station in Schkopau until 2010 at market prices. The annual volume of coal to be delivered by MIBRAG was not fixed in the agreement. The lignite purchased by SEG from MIBRAG during 2000 amounted to TDM 33,855 (1999: TDM 28,754; 1998: TDM 27,706).

In addition, SES and MIBRAG entered into a consulting and management agreement. In 2000 MIBRAG was billed TDM 3,375 (1999: TDM 3,375; 1998: TDM 4,861) by SES.

                               SAALE ENERGIE GmBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


NOTE N   INTEREST INCOME (NET)

                                                    Year ended         Year ended        Year ended
                                                    December 31,       December 31,      December 31,
                                                       2000               1999              1998
                                                       TDM                TDM               TDM
                                                    ------------       ------------      ------------
Interest income

Interest on asset split receivables 1998-1999                  0              1.383
Interest on loans to participations                        6.587              6.469             5.866
Interest  on loans to shareholding companies               3.380                522
Bank interest                                                945              2.392             1.473
                                                          ------             ------             -----
                                                          10.912             10.766             7.339
                                                          ------             ------             -----
Interest expenses

Interest on construction period loan                           0              2.135             2.394
Commission for acceptance of liability                     2.457              2.536             2.550
Interest on asset split payables 1998-1999                     0              1.131                50
Interest on loan from affiliated company                       7                 17                65
                                                          ------             ------             -----
                                                           2.464              5.819             5.059
                                                          ------             ------             -----

                                                          ------             ------             -----
Interest income, net                                       8.448              4.947             2.280
                                                          ======             ======             =====

The interest income and interest expenses on the asset split receivables and payables respectively mainly relate to the "split external loan" agreements, which were signed and recorded during 1999. The interest for the financial years 1999 and 1998 were treated as part of ordinary operations as the asset split adjustment entries were basically made to correct the financial entries for the years before 1998 (see NOTE O).

                               SAALE ENERGIE GmBH

                        NOTES TO THE FINANCIAL STATEMENTS
                                (IN THOUSANDS DM)


NOTE O   EXTRAORDINARY INCOME (EXPENSES)

                                                        Year ended        Year ended        Year ended
                                                       December 31,      December 31,      December 31,
                                                           2000              1999              1998
                                                           TDM               TDM               TDM
                                                       ------------      ------------      ------------
Extraordinary income

Interest income from the asset split 1994-1997                    0             2.180               112
Interest  in the profit of participations 1996                    0                 0                57
                                                             ------            ------            ------
                                                                  0             2.180               169
                                                             ------            ------            ------
Extraordinary expenses

Interest expense from the asset split 1994-1997                   0             1.606               450
Adjustment to use and benefit fees 1996-1997                      0                 0             4.575
                                                             ------            ------            ------
                                                                  0             1.606             5.025
                                                             ------            ------            ------

                                                             ------            ------            ------
Extraordinary profit, net                                         0               574            -4.856
                                                             ======            ======            ======


The extraordinary items in 1999 and 1998 relate to the adjustments, in respect of the financial years before 1998, which resulted from the asset split agreement of May 28, 1998. The final asset split contract was signed on September 30, 1999. The asset split interest income and expense items mainly relate to the adjustment of the "split external loans" in respect of the financial years before the asset split.

NOTE P   ARBITRATION PROCEEDINGS

SEG's sole customer began arbitration proceedings in 2000 in which the customer seeks to adjust the price in the long term electricity supply contract based upon a hardship clause contained in such contract. The customer claims that changed conditions require retroactive adjustments of up to 70% to the prices paid since 1996.